SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  May 17, 2007
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

New Brunswick Technology Center

100 Jersey Avenue, Building B, Suite 310
New Brunswick, New Jersey 08901-3279
(Address of Principal Executive Offices)

(732) 247-3300
Registrant's telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

_	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
_	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
_	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
_	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors

Addition of Martin Biggs to Board of Directors.  Effective May 17, 2007 Dr. Martin Biggs was added to the Board of Directors of the Company by approval of a majority of the existing members of the Board of Directors, as the second of the nominees on behalf of the purchasers of Units comprised of Convertible Debentures plus Warrants pursuant to the Securities Purchase Agreement of the Company dated as of April 4, 2007.  Dr. Robert Swift was the initial nominee to join the Board.

Dr. Biggs has worked for over 30 years as an independent Pharma consultant specializing in the registration, development and scale up of solid dosage forms, solutions and drug device combinations including sterile injectables.  Projects have been successfully performed for the following clients or for their suppliers including Eli Lilly, Pharmacia, 3M Riker, Nordic Pharma, ING Fertility Inc, Les Laboratoires Brothier, Advantage Dental Inc, Ghimas spa and Dexcel Pharma. He has worked as a consultant to Xechem for three years and obtained orphan drug status for Nicosan within the EU.

Dr. Biggs has served as the CEO of Registration, Reimbursement & Development Consultants-Martin Biggs Associates (MBA) from 1969 to the present.  It handles the registration of drugs, devices and drug/device combinations in Europe and the USA, and employs a team of regulatory consultants working with clients from a number of international locations.  He has also served as CEO of GBM Authorised Representative Ltd. from 1994 to the present, which acts as an authorized representative service for EU suppliers of medical devices and IVD's.   Dr. Biggs is presently also the CEO of Pharma Sol International, Ltd., which is developing two patent protected solutions for the replacement of normal saline and as a wound growth accelerator.   Dr. Biggs is a Fellow of the Royal Society of Medicine (UK) and a Member of the British Institute of Regulatory Affairs.  He holds a BA (honors) degree as well as a Masters of Science and is a Doctor of Philosophy.  Prior employment experience includes serving as a health care product group manager from 1973-9 with Scholl (UK) Ltd., as a product manager for drug and regulatory matters with Sherwood Medical Industries (1972-3), project coordinator with 3M Medical (1972-3) and special projects assistant with British Oxygen Cryogenics (1968-70).

Dr. Biggs has specialized expertise in providing advice in a broad area of health care related areas including: drug tariff registration; reimbursement advice; licensing of products in Europe (ethical pharmaceuticals and OTC); registration of medical devices; reagent registration and reimbursement, small scale efficacy testing; new product development and management; acquisition and licensing arrangements; small scale tabletting, formulation and placebo production; reformulation studies, blow-fill seal technology and sterile injectables.  He is an author and speaker on a wide variety of topics and holds three health care related patents issued in the UK.

The Company as of this date has not compensated Dr. Biggs for joining the Board of Directors of the Company.  It has, however, retained the services of his affiliated company, MBA, with respect to various consulting services associated with the Company's Nicosan/Hemoxin efforts, including the Company's orphan drug initiative in the EU, and with respect to  the equipping, design and buildout of the Xechem Nigeria facility.  The Company  has compensated MBA based upon Dr. Biggs' regular hourly rates (presently £100 English pounds sterling per hour) and reimbursement for expenses.  Payments with respect to 2004, 2005 and 2006 totaled $11,226, $22,347 and $28,902 respectively; with respect to 2007, payments to date total $22,187 (plus reimbursement of $93,229 to MBA for an advance of $90,000 with respect to purchase of a spray drier for the benefit of the Company's Nigerian operation).  A balance of $12,711 is owing with respect to services rendered by MBA through April 30, 2 007, and a balance of approximately £880 pounds sterling remains outstanding on the advance for the spray drier.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xechem International, Inc.

/s/Stephen F. Burg

By:      Stephen F. Burg, Assistant Secretary

Dated:  May 22, 2007